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Conference Call Transcript
Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter 2009 Eagle Rock Energy Partners LP Earnings Conference Call. My name is Eric. I will be your audio coordinator for today. At this time, all participants are in a listen only-mode. We will facilitate the question and answer session at the end of the presentation.
(Operator Instructions)
I would now like to turn your presentation over to Mr. Jeff Wood, Senior Vice President, Chief Financial Officer. Please proceed.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Thank you, Eric, and thank you to our unit holders, analysts, and other interested parties for joining us today on Eagle Rock Energy’s fourth quarter of 2009 earnings call. Please bear with me for a few minutes as our lawyers have a lot they want me to say before we get started commenting on the results.
First, I want to point out that remarks and answers to questions by partnership representatives on today’s call may refer to or contain forward-looking statements. Such remarks or answers are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. And such statements speak only as of today’s date or, if different, as of the date specified.
The partnership assumes no responsibility to update any forward-looking statements as of any future date. The partnership has included in its SEC securities filings cautionary language identifying important factors, but not necessarily all factors, that could cause actual results to be materially different from those set forth in the forward-looking statements.
A more complete discussion of these risks is included in the partnership’s SEC filings and will also be included in our 2009 annual report on Form 10-K when filed. Our SEC filings are publicly available on the SEC’s EDGAR system.

Last Friday we also updated our commodity hedging overview presentations. You may access both the fourth quarter and full-year 2009 earnings press release and the updated hedging presentation on our website at www.eaglerockenergy.com.
As most of you are aware, our Conflicts Committee and Board of Directors have reviewed and approved a series of transactions among Eagle Rock, Natural Gas Partners, and Black Stone Minerals Company to simplify our capital structure and improve our liquidity. We refer to these transactions as the recapitalization transactions, and we’ll be bringing certain aspects to a vote of all of our unaffiliated unit holders. We will not consummate the recapitalization transaction without the requisite approval of our unit holders.
In connection with the proposed transactions, we have filed a preliminary proxy statement and will file a definitive proxy statement and other documents with the SEC. Investors and security holders are advised to read the definitive proxy statement when it becomes available, because it will contain important information about Eagle Rock and the recapitalization. Copies of our SEC filings, including the definitive proxy statement, as soon as it is filed, may be obtained on our website at www.eaglerockenergy.com, on the SEC’s website at www.sec.gov, or by contacting our investor relations department.
Eagle Rock and our directors, executive officers, and other members of our management and employees may be deemed participants in the solicitation of proxies from our unit holders in connection with the proposed transactions. Information regarding the special interest of those who may be deemed to be participants in the proposed transactions will be included in the proxy statement when it becomes available. Information regarding our directors and executive officers is also included in our 2008 10-K and will be included in our 2009 10-K when filed and in subsequent beneficial ownership filings with the SEC.
Joe and I will discuss the transactions and anticipated timing in our prepared remarks, but our discussion will be strictly limited to information contained in our SEC filings, including the revised preliminary proxy statement related to the recapitalization transactions that we filed on February 25, 2010.
Nothing in our remarks should be considered a solicitation of your vote, as we are not through the SEC review process and have not yet mailed definitive proxy materials. Because the proxy statement is not yet definitive, we will not be able to address questions regarding the recapitalization on this call. Rest assured we will be in contact with many of you once you have received the definitive proxy statement. So with that, I will now turn the call over to Joe for a review of the quarter.

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Thank you, Jeff. Good afternoon, ladies and gentlemen. I appreciate you joining us for a discussion of our fourth quarter and year-end 2009 results. We issued our earnings release after the market’s close on Friday, and we reported adjusted EBITDA of $51.4 million for the quarter, flat as compared to our third quarter 2009 results, but down by 20% as compared to the fourth quarter of 2008.
For the year, we reported $188.6 million of adjusted EBITDA. Our results came in above our guidance range, $40 million to $45 million, for the quarter and our guidance range of $180 million for the year.
The continued improvement in crude oil and NGL prices positively impacted our financial results for the quarter. Throughout 2009, the volatility and subsequent fall in natural gas prices had a negative impact on the drilling plans of our producer customers, which, in turn, impacted our midstream throughput volumes. We are more optimistic today than we have been, and we are seeing continued improved drilling activity and results by our producer customers, especially in the prolific Granite Wash play of the panhandle, plus the Austin Chalk and Haynesville Shale plays in East Texas.
Our 2009 results benefited from our extensive and valuable portfolio of commodity derivatives. We were aggressively hedged in 2009, which supported our cash flows during a period of extreme commodity price volatility. Including the hedge reset we executed in October of ‘09, we were 90% plus hedged in our overall crude, natural gas, ethane, condensate, and NGL expected volumes at a weighted average [floors] of $101 per barrel and $7.46 per Mcf.
As we look forward to 2010, we continue to remain aggressively hedged. We are 88% hedged in our overall crude, condensate, and NGL expected volumes at a weighted average price of $65.34 per barrel. As for natural gas and ethane, we are 96% hedged at an average weighted price of $6.72 per Mcf. Jeff will discuss in more detail our hedge portfolio and the impact on 2010 in a few minutes.

During the quarter, we continued to make progress towards our goal of reducing leverage and enhancing our liquidity. Since April 30 of last year, when we announced our distribution reduction, we have repaid a total of $93 million under our credit facility, well on pace to reaching the $100 million goal that we established for April 30, 2010.
In an effort to significantly improve the partnership’s liquidity position plus accelerate our debt reduction strategy, so as to enable us to begin to grow our assets and be in a position to increase our distribution meaningfully, we announced on December 21, 2009, that the partnership, through certain of its affiliates, had entered into definitive agreements with affiliates of Natural Gas Partners and Black Stone Minerals Company to improve our liquidity and simplify our capital structure.
The definitive agreements include a securities purchase and global transaction agreement, which was entered into between Eagle Rock and Natural Gas Partners, and a separate purchase and sale agreement that we entered into between Eagle Rock and Black Stone for the sale of Eagle Rock’s mineral business.
The global transaction agreement was amended on January 12, 2010, to afford Eagle Rock greater flexibility in the payment of the contemplated transaction fee to NGP, either in cash or partnership common units at a potentially higher future market price for our units. If our unit holders approve the recapitalization transactions, we expect to raise approximately $230 million with the mineral sale and the rights offering, that is, assuming full participation in the rights offering, and these proceeds will improve our liquidity position as well as pay down debt. We believe that our numerous organic growth projects in our existing areas of interest and this recapitalization will enable the partnership to begin to stabilize and measurably grow its assets and its cash flow, so we can be in a position in the near future to increase our quarterly distributions to you, our unit holders.
We anticipate mailing the definitive proxies to you within the next 30 days, and we are targeting a unit holder vote in late April or early May of this year. Assuming a successful vote by our nonaffiliated unit holders, we will close the mineral sale transaction to Black Stone in late April or early May and be in a position to launch the rights offering either in May or June, 2010.
Now, turning to some details about each of our operating business results during the quarter. First, our midstream business. Financial performance improved in large measure due to the improved condensate and NGL prices, as well as continued operating cost reductions. Throughput volumes averaged 547 million cubic feet a day, as compared to 570 million cubic feet a day in the third quarter of last year, a reduction of about 4%.
The reduction in gathered volumes was a function of our exposure to the conventional gas plays, where producers have been slower to resume their drilling activity, due to the continued softness in natural gas prices. Having said that, we do see encouraging signs in our Texas Panhandle and East Texas segments, thanks to improved successful drilling results in the horizontal Granite Wash play in the Panhandle and the horizontal Austin Chalk play of East Texas and improving results in the Haynesville Shale play in Nacogdoches County, Texas.
Operating income for the midstream business in the fourth quarter, excluding the impact of impairments, increased by $4.7 million, or 56%, as compared to the third quarter of last year. The increase was a result primarily of improved NGL — improved realized NGL prices, which more than offset the 3.9% decline in gas gathered volumes.
Our equity NGL volumes declined from third quarter to fourth quarter ‘09 by a slightly higher amount of 4.1%, as our Panhandle segment was primarily affected by lower wellhead volumes in the West Panhandle due to some extreme extended cold weather experienced in December of last year. In addition, though, we did see — we did continue to experience lower NGL recoveries in January and February of this year, due to the continuing severe cold weather experienced by our Panhandle segment, which will have a negative impact on our first quarter results, similar to what we saw in the fourth quarter.
Drilling activity is slowly recovering in the expanded Austin Chalk play of East Texas, where we see two rigs running today, down from the eight at the beginning of ‘09. The reduction in drilling activity across the horizontal Austin Chalk play was the most significant driver in the reduced gathered volumes in our East Texas segment from fourth quarter of 2008 through fourth quarter, 2009.
We are optimistic, given the recent improvement in NGL prices, that our producer customers will reevaluate their economics in this play and resume drilling in 2010, despite low natural gas prices. Producers are indicating to us that they — that we can anticipate seeing additional drilling activity on acreage dedicated to us throughout 2010, as they get more confident in natural gas prices, but more importantly, the improved NGL prices.

Moving to the Haynesville Shale play in North Louisiana, we connected our first Haynesville wells into our Belle Bower gathering system in Desoto Parish, Louisiana, during the fourth quarter of last year. This is a limited gathering system, but we are currently gathering approximately 25 million cubic feet a day and looking to expand our system in the near future to gather an incremental 10 million cubic feet a day.
In East Texas, we are in active discussions with several producers regarding expanding our East Texas mainline, which goes from Nacogdoches County, Texas, back to the east, where recent successful Haynesville Shale and Middle Bossier drilling results are encouraging activity in the county. Producers are highlighting very encouraging drilling results in Nacogdoches, Sabine, and San Augustine Counties, Texas.
We are pushing to expand our current gathering footprint from Western Nacogdoches County back to the east towards San Augustine and Sabine Counties in order to provide competitive outlets for producers to move their gas to premium markets. We should have more on this in the coming months.
Turning now to our Texas Panhandle segment, we remain encouraged by the continued successful drilling results by several large independents and super independents in the horizontal Granite Wash plays of Roberts, Hemphill, and Wheeler Counties, Texas. Eagle Rock is a major gatherer and processor of natural gas in this area, and it has been a core of our Company and operations since our inception.
Drilling results and initial potential rates continue to be impressive, ranging from 6 million cubic feet equivalent per day up to 20 million plus [million] cubic feet equivalent per day at a driller complete cost of $5.5 million. And these operators are touting very high rates of returns, in particular, due to the NGL and condensate content, which we process for them. Today we see two rigs running on acres dedicated to our gas gathering systems, with another two rigs moving in in the very near term, all targeting the horizontal Granite Wash.
We announced several weeks ago the replacement of our aging Arrington plant located in Hemphill County, Texas, with a high efficiency cryo plant in order to accommodate volume growth from the Granite Wash. Deployment of this cryo plant is phase two of our Panhandle consolidation and processing capacity expansion project, which we originally announced in February, 2008.
The project’s first phase, which we successfully completed in October of 2008, comprised shutting down our Stinnett plant in Moore County, Texas, and consolidating those volumes to our Cargray plant in Carson County, Texas. As part of this first phase, the Stinnett plant underwent a complete refurbishment.
The project’s second phase, which we delayed as a result of the depressed market conditions and reduced drilling activity in the area during 2009, involves relocating the refurbished Stinnett plant, which we have now named the Phoenix plant, to our East Panhandle Arrington system in Hemphill County, Texas, to replace the existing Arrington plant. Currently, the Arrington facility is capable of handling up to 40 million cubic feet a day using lean oil absorption technology.
In addition, we now plan to further consolidate the gas volumes at our cryogenic Canadian plant, also located in Hemphill County, into the new Phoenix plant, further improving the overall gas recoveries to our customers and enhancing the economics of this project. The 25 million cubic feet a day of current capacity at the Canadian plant will remain available, allowing us the ability to flow incremental volumes to that cryo facility if needed.
The relocation of the Phoenix plant and the consolidation of the Canadian plant volumes are expected to be completed by the third quarter of this year, at an incremental cost of approximately $18 million. With the installation of the Phoenix plant, we will initially accommodate 50 million cubic feet a day of throughput, using existing compression located at the old Arrington facility.
The new Phoenix plant will be capable of handling 80 million cubic feet a day, with additional field and inlet compression, which we can readily add. If Granite Wash volumes continue to increase, we will be able to quickly restart the Canadian facility, which will give us an incremental 25 million a day, for a total of 105 million cubic feet a day of total processing capacity.
With the state of the art Phoenix plant in place, we will be able to deliver improved recoveries to our customers and additional equity barrels for our partnership. We do not anticipate any downtime or reduced throughput volumes across our East Panhandle systems during the completion of this project.
Turning now to operating expenses, our midstream business has done a very good job of focusing on expense reductions, and our cost structure is improving to conform to the new commodity price environment. Operating expenses were down 9.5% in the fourth quarter of last year versus the third quarter and 17% as compared to the fourth quarter, 2008, and more importantly, our overall operating expenses were essentially flat in all of 2009, as compared to 2008, even after adding the entire Millennium acquisition properties in October of 2008. We remain focused on maintaining our cost structure, but we are seeing pressure from suppliers on operating costs, and we are budgeting to remain flat overall in 2010 as compared to 2009.
On the capital front, for all of 2009, we spent a total of $15 million in organic growth capital in the midstream business. For 2010, we are expecting to spend a total of $27 million in growth capital, and this is all focused on organic growth. This total does include the $18 million we will spend on the new Phoenix plant, and the remainder is focused on our upstream business. We are evaluating additional organic growth projects in our midstream business, specifically in the East Texas area, with the Haynesville being our focus.
Turning to our upstream business, segment operating income in the fourth quarter of last year, excluding the impact of impairments, decreased by about $900,000, or 22%, compared to the third quarter. The decrease was due to a decline in production volumes due to well work over activity in Alabama and an unplanned plant maintenance by an unrelated third party midstream processor in East Texas.
For the fourth quarter of ‘09, total upstream production was down 8.6%, as compared to production in the third quarter. This decrease was partially offset by higher realized commodity prices. In addition, we continued to incur sulfur disposal cost in excess of sulfur revenues related to our sulfur production. Notwithstanding this, we have recently seen a strengthening in worldwide sulfur demand, and we anticipate generating positive cash flow from our sulfur production over the next three to six months of 2010.
The reduction in volumes during the quarter was primarily due to the well work over activity in our Big Escambia Creek fields, specifically on our SPC11-10 well and the CCA number 1-5 well. Both of these wells are significant producers in the field that average 7.5 million cubic feet a day equivalent of gross gas or net volumes to our partnership of 2.5 million cubic feet equivalent per day.
The wells scaled up during the quarter and ceased to produce. We moved in a work over rig on the two wells during the quarter, but due to down hole mechanical issues, we only recently were successful in bringing both of these wells back on line. The two wells are currently stabilizing at the current rate of 7.5 million cubic feet a day of gross gas, so we will see improved production results in the second quarter of this year. The work over activity on these two wells will affect our volumes in the first quarter of 2010 as well.
We are still planning on a 12 to 15 day turnaround at our BEC facility in the second quarter of this year to install backup compression for the residue gas to resolve the gas compression issues we endured in 2009, as well as make necessary repairs to the sulfur recovery unit. We believe this turnaround will significantly improve the run times at BEC for the remainder of 2010 and beyond, as the plant has never had backup compression to enable us to make as needed repairs or maintenance on the full-time compressors without shutting down the plant.
During all of 2009, we incurred sulfur disposal costs in excess of sulfur revenues related to our production. For the year, sulfur disposal cost totaled $2.25 million. Sulfur prices at the Tampa, Florida, hub, where sulfur is priced out of, increased from zero dollars per long ton in the first quarter of 2009 to average $30 a long ton in the fourth quarter. This is still — this still remained below our break-even price of $40 to $45 per long ton to cover the disposal and transportation costs.
We are encouraged to see sulfur prices settle at $90 per long ton in this current quarter, and based on our latest view of worldwide sulfur consumption, we are optimistic we’ll generate positive operating cash flow from our sulfur production for the next three to six months in 2010.
Net operating costs in the upstream business were up significantly as compared to third quarter, but all of this increase was attributable to the work over expense associated with our SPC11-10 well and the CCA 1-5 well. For the year of 2009, we did an exceptional job of reducing overall operating cost structure, as compared to 2008, which is a direct result of lower supplier and operating costs. We ended the year with an operating cost structure of $1.60 per Mcfe. Like the midstream business, we are focused on maintaining a lower overall cost structure in this natural gas price environment. However, we are seeing some price increases on commodity based products by our vendors.
We did successfully drill two new wells in our Ward Estes field located in Ward County, Texas, during the fourth quarter. The wells were completed at the end of the fourth quarter, and therefore, did not materially impact our daily volumes during the quarter, but we are seeing the benefit in the first quarter. Initial rates are meeting our pre-drill expectations. We are currently averaging 32.9 million cubic feet equivalent per day in our upstream business.
For 2009, we spent a total of $6.2 million on drilling and capital work-overs and developed reserves of 6.2 Bcfe, resulting in a unit development cost of $1.00 per Mcfe. We anticipate an active drilling program in our upstream business for 2010. We plan to drill six new wells in our Permian Basin area and numerous low risk work overs and recompletions in Alabama and East Texas that should grow our net production by 10% on a year over year basis. These are very low risk, high return projects that we believe are very competitive, even at these low natural gas price levels.

Last, but not least, our minerals business. Segment operating income for the fourth quarter increased by $1.2 million, or 54%, compared to the third quarter of ‘09 and excluding the impact of impairments that we took in the third quarter. The increase was due to higher realized crude oil, NGL, and natural gas prices, as well as 27% higher production volumes, as compared to the third quarter. The higher production volumes are directly attributable to our fee mineral position in the Haynesville Shale play in North Louisiana, where we continue to see meaningful drilling permits and activity.
As expected, we are finally seeing some of the production and healthy income from wells drilled in this play early last year, and we expect to see this trend continue into 2010. Assuming a successful vote on the recapitalization transactions, we will exit the mineral business later this year. I’ll now turn the call over to Jeff to review in more detail our financial metrics.

Jeff Wood - Eagle Rock Energy Partners LP — SVP, CFO
Okay, thank you, Joe. We reported adjusted EBITDA of $51.4 million for the fourth quarter of 2009, and that was just slightly ahead of the $51.3 million we reported in the third quarter. Our results continue to benefit from a strengthening in NGL prices and our robust hedge portfolio.
Our average realized NGL price in the midstream business for the fourth quarter was $1.16 a gallon, up 36% relative to the $0.85 a gallon we realized in the third quarter. Most of this benefit was offset by lower realized hedging gains, which were down by over $4 million, relative to the third quarter of 2009. We expect our hedge portfolio to result in realized losses in 2010, given the level of our current hedge prices relative to the current forward curve. I’ll speak more about this in a minute.
Our distributable cash flow, or DCF, for the quarter was $34 million, down by $2.4 million versus the third quarter, because of higher maintenance capital expenses, as we drilled two development wells and either completed, worked over, or recompleted an additional five wells in our upstream segment. And we installed addition compression around the Roberts County plant in our midstream business.
Adjusted EBITDA for the quarter included $9.6 million of G&A. That excludes the impact of non-cash expenses related to our long-term incentive plan grants. That compares to $9.5 million of such expenses in the third quarter. We continue to drive these costs down where possible and expect G&A expenses to trend lower upon completion of the recapitalization transactions, for which we continue to incur legal and advisory fees. While watching our G&A expenses closely, we have made great strides to strengthen our back office functions by adding key positions, which we view as an important part of our overall commitment to customer services.
I want to briefly discuss a couple of items that impact our net income, but not our adjusted EBITDA or DCF. First, we recognized certain impairments in our upstream and midstream businesses in the fourth quarter of ‘09 that totaled $21.5 million. The upstream impairment of $7.9 million was a result of a decline in natural gas prices, production declines, and lower natural gas liquids yields at our Flomaton field. The midstream impairment totaled $13.7 million and was caused primarily by reduced volume expectations for our South Texas systems and for certain smaller systems in our East Texas-Louisiana segment.
Second, our revenues and net income were impacted significantly in the fourth quarter by our unrealized commodity derivative losses, which totaled $63 million for the quarter. In fact, our net loss for the quarter of $69 million can be attributed almost completely to this non-cash charge. This is a topic that understandably causes some confusion regarding our reported results. Under the way we report our derivatives, the accounting rules require that we mark to market our entire derivative portfolio each quarter and run the impact through our income statement.
During periods like the fourth quarter of ‘09, when the fuller commodity price curve rises, our hedges covering future periods are less valuable since the strike prices on those hedges generally remain constant. As such, the full value of that decline, with respect to all future periods, which, for Eagle Rock, extends through 2012, has to be recognized in our current financials. Of course, if prices are higher in future periods, we will also realize higher revenues from the physical sale of our equity production, but the accounting rules don’t let us recognize that benefit. So, in short, we believe our business benefits in numerous ways from increases in the commodity future prices and feel it’s unfortunate that accounting rules result in this positive event being reflected as a negative in our current period earnings.
Turning now to our liquidity position, during the fourth quarter, we continued our trend of aggressively repaying debt. We repaid a total of $20 million of outstanding borrowings during the quarter and ended the year with $754 million drawn under our $980 million revolver. In doing so, we lowered our total leverage ratio covenant from 4.75 to 4.56 times. This ratio is calculated as total debt, less the borrowing base, over the trailing 12 month adjusted EBITDA for the midstream and minerals businesses.

We have paid down another $10 million, subsequent to year-end, so that our debt now stands at $744 million, and we currently have approximately $71 million of availability under the facility. In total, since we made the painful decision to cut our distribution in April of ‘09, we’ve repaid a total of $93 million of debt and have stayed in compliance with our covenant under our attractively priced credit facility. This, in turn, has allowed us to keep our interest cost at relatively low levels, and while we feel good about the progress we have made to date on our liquidity, it will remain a top priority as we continue through 2010.
We are currently in the process of our semiannual borrowing base redetermination. The amount of our borrowing base represents the credit we are given by our lenders, with respect to our upstream properties. As we regularly discuss on these calls, our credit facility is supported by the upstream business, via the borrowing base, and by our midstream and minerals businesses, via traditional cash flow based covenants. Any reduction in the borrowing base further burdens the midstream and minerals businesses, which must support the increased allocation of debt to the covenant.
As we have mentioned previously, we expect our base level of debt repayment to slow in 2010, as our free cash flow is held back, due to below market commodity hedges. As the hedge impact will also affect our adjusted EBITDA, we expect a total leverage ratio, as defined in our credit facility, will trend up against the covenant limit of five times during the year without some additional liquidity event for the partnership.
We have been preparing for this event, of course, and it’s one of the drivers behind the series of transactions initiated by Natural Gas Partners and culminating in the recapitalization transactions. These transactions, if approved by our unit holders in close, are expected to bring up to $230 million of additional liquidity into the partnership through the sale of the minerals business and a rights offering.
Our 2009 results, as Joe mentioned, were aided greatly by our portfolio commodity hedges. Our weighted average strike price on our crude oil hedges during 2009 was approximately $100 per barrel. In 2010, we are 88% hedged on our expected equity crude and liquids volumes at a weighted average floor price of $65.34. While eliminating volatility during the year, this 35% decline in strike prices will negatively impact our EBITDA and DCF during 2010.
With the existing 2010 hedge portfolio and assuming the current forward curve for crude and liquids prices holds, our reported results will not reflect the full earnings power of our business during 2010. In fact, at December 31 of ‘09, the mark to market loss on our 2010 hedge portfolio loan was approximately $32 million.
We continue to adjust our hedge portfolio to reduce volatility and layer on additional hedges for 2011 and 2012 at much more attractive strike levels. In December ‘09, we unwound WTI hedges totaling 42,000 barrels per month that were designated to cover our expected equity NGL production, and we call this proxy hedging. We replaced those hedges with a similar volume of direct product hedges. This eliminates the risk that the actual correlation of crude to NGLs differs from the expected relationship. In total, approximately two-thirds of our 2010 midstream hedges are now in the form of direct product hedges.
In addition, on February 16 and 17 of this year, we entered into a 12,000 barrel per month WTI collar for calendar ‘11 with a floor of $75 and a ceiling of almost $90 a barrel and a 16,000 barrel per month WTI collar for calendar 2012, with a floor of $75 and a ceiling of almost $95 a barrel. We are now approximately 63% hedged for ‘11 and approximately 59% hedged for ‘12 on expected crude and liquids production heavier than ethane.
As we discuss more fully in our preliminary proxy statement, we plan to institute a new distribution policy that allows for some variation in the distributions that we pay based on commodity prices. We plan to institute this new policy after we’ve reached our targeted range of less than 3.5 to 1 for our total leverage ratio. This policy will include a baseline distribution that we believe will be sustainable in low commodity price environments. The initial baseline distribution would be established by our Board of Directors and would be adjusted when appropriate to reflect a long-term impact of subsequent significant acquisitions and organic growth projects.
Furthermore, under this policy, if we generate DCF in excess of that required to make the baseline distribution, we would distribute 50% above the amount required to cover the actual distribution plus a coverage ratio of at least 1.2 times. If the recapitalization transactions are approved by our unit holders, we expect to move closer to our leverage ratio goals and plan to recommend an increase in the distribution to something in the order of $0.40 to $0.60 per unit as annualized by the distribution for the fourth quarter of ‘10. Should the recapitalization transactions not be consummated, we do not plan on recommending an increase until we reach our targeted leverage ratio.

And just a couple of final points before I turn the call back over to Joe. First, our K-1s are now available on our website under the investor relations tab and K-1 sub banner. If you can’t gain access to them on the website, you should expect to receive our K-1s in the mail later this week.
And finally, Joe is going to mention this in closing, but please be on the lookout for the definitive proxy statement and voting instructions, which you should receive for us in coming weeks. With that, I’ll turn the call back over to Joe for additional comments before we open it to questions.

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Great. Thank you, Jeff. Subject to the approval of the recapitalization transactions by majority of our nonaffiliated unit holders and continuing improved oil and NGL commodity prices, we are viewing with more optimism our prospects and goals of improving our liquidity through 2010 and focusing the Company longer term on its growth opportunities.
As Jeff mentioned, we have reduced total debt by $93 million since last April, and with the successful approval of the recapitalization transactions, we hope to raise another $230 million to further reduce our debt levels and improve the liquidity of the partnership. We are encouraged by the rise in crude oil and NGL prices, but continue to believe natural gas prices will remain in the $4.00 to $6.00 per Mcf range for the next two years, depending on the US economic recovery and the final storage levels at the end of this winter. We have fortunately experienced a cold winter, which has significantly impacted the amount of gas we would have had in storage upon exiting the withdrawal season. Our view is we will exit the winter withdrawal season close to the five year average, which is a positive sign for natural gas prices.
We are already seeing many E&P companies announce larger drilling budgets in 2010, as compared to 2009, and we are encouraged by the recent drilling activity in our core areas. We believe producers will continue to increase their drilling programs in high return projects like the Granite Wash play and the Austin Chalk play of East Texas for the high condensate and natural gas liquids components of these reservoirs. The liquids significantly improve the drilling economics for the producers, and in turn, this will benefit the partnership, cash flows, and growth opportunities in high margin areas.
We believe we are beginning to see some stabilization of throughput volumes in our midstream business, and prices must continue to stabilize in order to spur additional drilling activity by our producer customers. In order for prices to improve longer term, we’ll need to see continued improvement in demand, which is ultimately tied to the overall health and growth in the US economy. While there are signs that the economy is beginning to level, and possibly improve in certain areas, it is also clear that a quick recovery is unlikely.
We remain focused on containing our cost structure to be profitable in this environment while aggressively securing new commitments to our gathering and processing facilities and building new processing facilities, such as the Phoenix plant, and growth pipelines in key areas, such as the East Texas Haynesville Shale play. Our continued goal for 2010 will be to generate maximum free cash flow to reduce our outstanding debt levels and strengthen our balance sheet to begin to grow as our customers resume their drilling plans.
Finally, we cannot stress enough how important it is for all of our unit holders to participate in the upcoming vote on the recapitalization transactions. We anticipate mailing the definitive proxy statement, with your voting instructions, within the next month. The recapitalization is an extremely important event in Eagle Rock’s history, and it is equally important to us that our unit holders take an active role in deciding Eagle Rock’s future.
You will receive a package of information from us, including the definitive proxy, in the coming weeks, which will explain the transactions in great detail and will include a recommendation on the vote from our Board of Directors. It is very important that each of you take some time to study the materials, so that you may cast your vote as appropriate. With that, I’ll open the floor to questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Your first question comes from the line of Barrett Blaschke with RBC Capital Markets. Please proceed.

Barrett Blaschke — RBC Capital Markets — Analyst
Hey, guys. Just wanted to touch on the hedging component a little bit more. How does that — or, how are the hedges affected as you move through your transactions with, like, the sale of the minerals business?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Well, yes, we will — Barrett, most of the hedges are not attributable to the minerals, and we do plan on canceling out the hedges as a transaction closes. I think that, in total, maybe, $2 million of cost to us for the entire portfolio of forward hedges related to the minerals business. So, as you can see, most of the hedges are focused on the midstream and the upstream, so it will not have a big impact.

Barrett Blaschke — RBC Capital Markets — Analyst
As you monetize those, will it give you an opportunity to move some of that into 2011, 2012?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Sure. Well, I mean, just — when you say move it into ‘11 and ‘12 —?

Barrett Blaschke — RBC Capital Markets — Analyst
Right. Would it give you an opportunity to increase the percentages that you’ve got hedged now in 2011, 2012 — on the other component?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
It should, although — yes, it should, although we’re managing each of the — we’re managing now the upstream and the midstream kind of collectively, and as you probably saw, we’ve been entering into additional hedges on those two businesses for ‘11 and ‘12 and starting to look at ‘13. So we remain committed to prudently hedging a lot of our forward production, and we’re continuing to do that with or without the — where the transactions go.

Barrett Blaschke — RBC Capital Markets — Analyst
Okay. Thank you.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Thanks, Barrett.

Operator
Your next question comes from the line of Robert Raymond with RR Advisors. Please proceed.

Robert Raymond — RR Advisors — Analyst
Hi, guys.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO

Hey. Good afternoon, Rob.

Robert Raymond — RR Advisors — Analyst
Hi. Couple quick questions, I guess one of which would be if you could shed some light or maybe some color on the $0.40 to $0.60 common distribution that would theoretically be reinstated in the fourth quarter, subject to an affirmative vote of the proxy — of the independent shareholders here on the proxy. What kind of coverage ratio would you expect to have, relative to that $0.40 to $0.60 number?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Rob, this gets awfully tricky. As we mentioned, we’re pretty limited in — like very limited in what we can say around the transactions prior to the preliminary, as the —

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
The definitive.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Prior to the definitive proxy gets filed. As we say, in the preliminary proxy, we think that level will allow us, given current expectations, to continue to repay some debt while we pay out some money to our unit holders, but beyond that, there’s probably just not a lot we can say right now.

Robert Raymond — RR Advisors — Analyst
Okay. I guess I was just — well, okay. To the extent that we’ve sold the minerals and proceeded with the rights offering and brought in $230 million of capital, I guess I would sort of expect, and correct me if I’m wrong here, but that you’ve basically retired enough debt to satisfy the banks and recapitalize the balance sheet.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Well, we’ve decided that even if we close the transactions in the second quarter, we’ve kind of — we’re giving ourselves a little bit of extra cushion to continue some debt repayment through 2010. So again, kind of what we said is that we think that that interim distribution will be no later than with respect to the fourth quarter.

Robert Raymond — RR Advisors — Analyst
Okay. Okay. Fair enough. I’m just trying to pencil through the math, and we can talk a little bit more about it offline if you’re able to, relative to the proxy, and I understand that. I’m just — we’re just coming up to some higher coverage ratios. So I guess the other broad question I would ask is that when this transaction — this series of transactions, as described in the proxy, was originally contemplated back in the September and October timeframe, I guess commodity prices, certainly, at least, on the oil and the NGL side, along with processing margins, were substantially lower than they are today.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Yes.

Robert Raymond — RR Advisors — Analyst

So given today’s economic environment and how sort of dramatically it’s changed on the oil side, is there any component — or has there been any thought or contemplation around whether all of this parts of the transaction, as contemplated in the proxy, really sort of still make sense in a world where, obviously, the business is generating a lot more cash than it otherwise would have been in a very different economic environment six months ago?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
I’m going to take a first shot at this, and then Joe may have some other comments. But — and again, I can’t really address specific transactions within the proxy, but what I can tell you, from the commodity price environment, Rob, what we’ve seen, just from the underlying business, certainly, that we’ve been aided greatly by the increase in NGL prices. We haven’t seen gas prices move to a level to spur what I’d call substantial new drilling in our areas.
And so we’re still under this — a bit of a tough spot, where volumes — new drilling is not yet resulting in large increases in volume, and you can kind of live and die by your hedging. We were helped a lot in ‘09. We’re going to be hurt in 2010, so while it’s great on the unhedged basis that NGL prices are ramping up so much, we give a lot of that back to our hedges. And so we — we feel we’re still in a situation where we need a pretty big boost of liquidity, given where we came into ‘09, from a leverage standpoint, to offset that.

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Yes, and, Rob, I guess I would add — and again, we have to be kind of careful here. We certainly are not in proxy solicitation mode, so I don’t want to appear like I’m trying to convince you one way or the other. But, as Jeff said earlier, even absent getting the unit holder vote — the related transactions, we’re still under covenant compliance pressure throughout 2010, so I think, to echo what Jeff said, I mean, a — we still need a liquidity event in order to really accelerate our debt repayment plan and, more importantly, allow us to get back into the game of building pipelines and building processing plants to try and keep up with — as the curve starts to move back in, we want to benefit from that. We don’t want to be playing behind the eight ball, especially against our competitors.

Robert Raymond — RR Advisors — Analyst
Yes, understood. I mean, the minerals sale — I mean, clearly, some acceleration relative to debt pay down and an alleviation of any covenant issues is obviously top priority and very welcomed. I guess — as it relates to some of the maybe more dilutive aspects of the transaction, I guess we begin to wonder at the end of the day — we, being RR Advisors, begin to wonder are some of those other actions necessary and/or do they even need to be contemplated in the proxy as it stand today?

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
And I appreciate your question. I would say if you would allow me — let me get the proxy definitive, and then I’d be happy to engage with you in that discussion.

Robert Raymond — RR Advisors — Analyst
Yes. Fair enough. Fair enough. Thank you.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Thanks, Rob.

Operator
Your next question comes from the line of Ron Londe with Wells Fargo. Please proceed.

Ron Londe — Wells Fargo Securities — Analyst
Yes. I understand your limitations on talking about the proxy situation. I’m just curious. In the current preliminary proxy, you have an estimate of EBITDA for 2010, I believe. Will you be adjusting that going forward for new information or new pricing and fundamentals that you see out in the marketplace now?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Yes, Ron. Hey, this is Jeff. No, I think the projections in the proxy, as you see them when we go definitive, will most likely stay where they are. We will not be updating those [figures] — bringing those forward.

Ron Londe — Wells Fargo Securities — Analyst
Okay. Also, you talked a little bit about sulfur. Can you give me an idea of how many tons of sulfur you expect to try to sell for — through the year?

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Sure, sure. Absolutely. Based on our current expectations of our production volumes, we’re going to be in the 8,500 long tons per month of net sales to us.

Ron Londe — Wells Fargo Securities — Analyst
Okay. And you said you didn’t expect to start participating in higher prices until maybe the second quarter or the third quarter?

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Regarding the sulfur?

Ron Londe — Wells Fargo Securities — Analyst
Yes.

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
No, we’re actually — we probably — well, we didn’t get the benefit of it in the month of January, but we will actually see the impact of it beginning in February. So beginning February of this year, we are seeing the benefit of $90 a long ton, which just, again, highlights the volatility of that commodity going from $600 in October of ‘08 to zero by January of ‘09 and back to — here we are at $90. So we’re pleasantly surprised. I can’t tell you that I can forecast it very well. We hope it stays at $90, but as long as it’s above $45, then we’re at least in a positive breakeven situation.

Ron Londe — Wells Fargo Securities — Analyst
Okay. Thank you.

Operator
(Operator Instructions). Your next question comes from the line of Eric Conklin with Harvest MLP Fund. Please proceed.

Eric Conklin — Harvest MLP Fund — Analyst
Hey, Jeff, I just had a follow-up on that earlier question. When you look at the $0.40 to $0.60 level, that $0.60 is really the baseline that you were addressing earlier, in terms of the long-term distribution?

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
No, Eric. No, no. There’s kind of two parts, and again, I’m just going to speak kind of directly out of the proxy statement here. But there’s sort of two pieces, and it’s a little confusing, so I apologize. Maybe we haven’t laid it out as well as we should. But the $0.40 to $0.60 is what we anticipate — the range that we anticipate going to as sort of an interim step, and our hope there is that allows us to ramp up a distribution a little bit while continuing to repay some debt and give ourselves a little more of a cushion in that regard.
And then, once we get fully within that 3 to 3.5 times EBITDA target leverage — that target leverage ratio, then the Board will evaluate our distribution policy at that point, and we’ll make a recommendation, and the Board will evaluate and set what we’ll call this baseline distribution. But we don’t know right now what relationship that baseline distribution will have to the $0.40 to $0.60.

Eric Conklin — Harvest MLP Fund — Analyst
Right. Okay. We also are coming up with much — an extremely high coverage ratio at that $0.60 level, so I just wanted to confirm that’s sort of an interim step.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
It is an interim step.

Eric Conklin — Harvest MLP Fund — Analyst
Okay. Thanks, guys. Appreciate it.

Jeff Wood — Eagle Rock Energy Partners LP — SVP, CFO
Thank you, Eric.

Operator
Your next question comes from the line of David Fleischer with Chickasaw Capital. Please proceed.

David Fleischer — Chickasaw Capital — Analyst
Hello, Joe and Jeff. One other area that I thought you might be able to give a little color to is any future growth opportunities. You mentioned the generic opportunities — organic opportunities. I was wondering if you have any CapEx dollar opportunities you can refer to, now that you see what’s going on, where the Granite Wash and Haynesville areas are, a little bit better, a little more time, a little closer to being able to make actual investments. Can you frame the sort of organic annual opportunities you see and you believe you can make in those spaces over the next couple of years?

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Sure, David. No, I appreciate the question. Yes, specifically in the Panhandle, we actually are looking at several projects. Obviously, the Phoenix is one that we’ve announced, and that’s out there for everybody to see.

We are looking at — especially — specifically in Roberts County, at a project where we could put in another $10 million to $20 million of capital to lay out some extended gathering lines, as producers are testing the [aerial] extent of the play. We’re fortunate at Eagle Rock, in that — insofar as the Granite Wash, our current gathering systems are quite extensive in the play itself. We touch close to 47% of the aerial extent of the play. Now granted, that sounds impressive. It may be two inch lines, may be four inch, may be six inch, but we have the right of ways, which, of course, is a key asset. And so, our ability to go in and lay additional trunk lines is there, as we start to see the play evolve.
Our biggest limitation has always been our processing capacity, and so, hence, that’s why Phoenix is — was a key project for us in 2008, and it is today. So, for the Panhandle, we are seeing growth potential, primarily in the northwest corner of the play, as well as the northeast corner of the play. As you move south, where there’s really some of the big wells, specifically in Wheeler County, that Newfield and Forest and others are drilling, our gathering systems are fairly limited down there, and quite frankly, that area is pretty crowded with our competitors.
So we really are focusing more of our attention on the northern side of the play, which don’t have the 20 million a day results. They’re closer to the 6 million to 8 million a day, but they’re cheaper to drill. They’re not the $5.5 million wells. They’re about $3.5 million. So we think that there’s quite a bit of running room there, and quite frankly, that’s an area that we’re more dominant than we are down at the southern end of the area — southern end of the play.
If you then turn to East Texas, I guess, two fronts there. One is the Chalk. I mean, the Chalk — we are obviously a dominant player there. The Chalk dried up on us last year, but the Chalk is a very rich play — the reservoir. High NGLs. And with our Brookeland facility, we still there are some great opportunities. I will say that two very significant operators have notified us that they intend to drill some wells on the Louisiana side, which will be a first — toward the Masters Creek area. Depending on results there, that really opens up that play considerably, and again, we’re well positioned to put some additional growth capital there, in order to take the gas back to our Brookeland facility.
But most importantly is the Haynesville and specifically, I would tell you that we are, like a lot of players — there have been several announcements by some of our competitors about laying major trunk lines coming in from the north. Again, we’re one of the few operators — or producers — excuse me, processors — gatherers that has the ability to come in from the south and from the west.
We’re looking at — call it a range of $10 million, up to $50 million, of growth capital that we think could be spent gathering Haynesville Shale gas, specifically in the Nacogdoches, Sabine, and San Augustine County areas. That area is really devoid of any infrastructure today. We are one of the few that have infrastructure in that part of the world. There have been some pretty exciting announcements regarding what is going on there. We still — there’s a little bit of a wait and see. A lot of the producers are not committing, yet, acreage dedications, but we think that’s just a matter of time. So we are pushing pretty hard to be a big player in that part of the world. I would say that, from a growth capital, it’s anywhere from $10 million to $50 million over the next two to three years easily.

David Fleischer — Chickasaw Capital — Analyst
Do you have any sense for when you might get the sort of commitments you’d need from producers to be able to make announcements? Is that in the next three months, or is it longer?

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
I tell you, David, I would hope that easily in that timeframe you just alluded, the next three months, that we will be in a position to make some announcements. Again, we’re — we’ve been in active discussions now with several of these producers now for a while. A lot of them are just finalizing their drilling plans. So we’re hopeful that one or more will commit to us here in the near term, so that it will put us in a position to make some announcements.

David Fleischer — Chickasaw Capital — Analyst
Okay, thanks.

Operator
We currently have no more audio questions in queue at this time.

Joe Mills — Eagle Rock Energy Partners LP — Chairman, CEO
Okay, very good. Thank you. Well, I want to thank everybody for your time today. 2009 was a challenging year for the partnership, but we ended it, at least, on a positive note, and certainly, you will hear and see a lot more from us in the coming weeks, as we get our definitive proxy out there and have more communications with you, our unit holders, regarding the recapitalization transactions, as well as other good things going on inside the partnership. So again, I appreciate your time today, and thank you. We’ll talk to you soon.

Operator
Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.